CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, LLC 203/682-8211 bcohen@icrinc.com

FOR IMMEDIATE RELEASE

MARINEMAX REPORTS SECOND QUARTER FISCAL 2009 RESULTS
~ Reports Significant Reduction in Expenses and Inventory Levels ~

CLEARWATER, FL, May 7, 2009 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter ended March 31, 2009.

Second Fiscal Quarter Results

Revenue was $129.6 million for the quarter ended March 31, 2009 compared with $233.3 million for the comparable quarter last year. Same-store sales declined approximately 41% compared with a 28% decrease in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $15.2 million. The net loss for the second quarter of fiscal 2009 was $20.3 million, or $1.09 per share, compared with a net loss of $3.5 million, or $0.19 per share, for the comparable quarter last year. Included in the second quarter fiscal 2009 net loss was approximately $900,000, or $0.05 per share, associated with store closing costs. Additionally, during the quarter, the Company incurred losses and increased its inventory reserves for expected losses associated with brands that it no longer represents, which reduced gross profit by $4.1 million, or $0.22 per share. Also, the Company was unable to record a meaningful tax benefit during the quarter due to carry back limitations, which contributed to its higher than anticipated losses. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $0.32 per share. At March 31, 2009, inventory declined 28%, or $155 million, on a year-over-year basis.

Year-to-Date Results

Revenue was $229.8 million for the six months ended March 31, 2009 compared with $448.5 million for the comparable period last year. Same-store sales declined approximately 46% compared with a 20% decline in the comparable period last year. The net loss for the six-months ended March 31, 2009 was $34.6 million, or $1.87 per share, compared with a net loss of $9.9 million, or $0.54 per share, for the comparable period last year. The Company’s results for the six-month period ended March 31, 2009 included $1.3 million, or $0.07 per share, of costs associated with store closings, as well as $4.9 million, or $0.27 per share, for incurred losses and the increase in its inventory reserves, as noted above, for brands the Company no longer represents. The tax benefit for the six-month period was also reduced by carry back limitations, as noted above. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $0.45 per share.

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For the three and six months ended March 31, 2009, the Company’s same-store sales continued to be negatively impacted by the challenging economic conditions.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “We made significant progress in a number of areas during the second quarter despite the continued weak retail conditions. Our ongoing efforts to aggressively reduce our cost structure allowed us to realize an approximate $20 million decrease in expenses during the quarter, the largest year-over-year quarterly reduction we have reported to date. Additionally, our focus on tightly controlling our inventories allowed us to achieve another quarter of significant inventory reductions, with approximately a $155 million decline on a year-over-year basis. It is noteworthy that, at quarter end, we had more than $105 million of inventory in excess of the related inventory financing, and we had $111 million of property and equipment, debt free, resulting in over $217 million in tangible net worth. Despite the very tough retail environment and our year-to-date losses, we produced over $64 million in cash flow from operations during the first six months of fiscal 2009. We expect to achieve further declines in our inventory, which should yield additional cash from operations and result in reductions to the related borrowings.”

Mr. McGill continued, “While we expect the industry to remain under pressure until the economy begins to improve, we are encouraged to see that our customers’ passion for boating remains strong and are pleased that our industry leading position is producing new business opportunities for us to consider. We remain committed to providing our customers the highest level of service and boating experiences so that, when consumers are ready to make a purchase, they continue to choose and recommend MarineMax.”

About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 74 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company’s position as it enters the spring and summer selling season, expectations regarding declines in inventory and related reduced borrowings, the Company’s assessment of market conditions and its effect on the boating industry, the business opportunities available to the Company, the Company’s industry position, the success of operating cost reductions, the ability to service customers at desired levels of customer service, and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended March 31,			Six Months Ended March 31,
	2009	2008	2009	2008
Revenue	$129,608	$233,262	$229,832	$448,530
Cost of sales	109,894	187,783	186,415	345,927

Gross profit	19,714	54,479	43,417	102,603
Selling, general, and
administrative expenses	36,360	56,198	75,222	109,389

Loss from operations	(16,646)	(1,719)	(31,805)	(6,786)
Interest expense	3,774	5,952	7,836	11,833

Loss before income tax benefit	(20,420)	(7,671)	(39,641)	(18,619)
Income tax benefit	(151)	(4,162)	(5,032)	(8,691)

Net loss	$(20,269)	$(3,509)	$(34,609)	$(9,928)

Basic net loss per common share	$(1.09)	$(0.19)	$(1.87)	$(0.54)

Diluted net loss per common share	$(1.09)	$(0.19)	$(1.87)	$(0.54)

Weighted average number
of common shares used in
computing net loss per
common share:
Basic	18,512,104	18,363,692	18,465,325	18,364,187

Diluted	18,512,104	18,363,692	18,465,325	18,364,187

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,982	$24,116
Accounts receivable, net	28,228	60,337
Inventories, net	399,116	553,890
Prepaid expenses and other current assets	7,731	5,950
Deferred tax assets	298	7,068

Total current assets	450,355	651,361
Property and equipment, net	111,257	119,437
Goodwill and other intangible assets, net	—	121,160
Other long-term assets	3,261	4,167
Deferred tax asset	1,206	—

Total assets	$566,079	$896,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,922	$16,364
Customer deposits	6,495	18,397
Accrued expenses	23,668	30,705
Short-term borrowings	294,000	419,000
Current maturities of long-term debt	—	4,433

Total current liabilities	346,085	488,899
Deferred tax liabilities	—	11,394
Long-term debt, net of current maturities	—	24,210
Other long-term liabilities	2,522	3,991

Total liabilities	348,607	528,494
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2009 and March 31, 2008	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,512,104 and 18,368,369 shares issued and outstanding, net of shares held in treasury, at March 31, 2009 and March 31, 2008, respectively	19	19
Additional paid-in capital	182,328	173,720
Retained earnings	50,935	209,893
Accumulated other comprehensive loss	—	(191)
Treasury stock, at cost, 790,900 shares held at March 31, 2009 and March 31, 2008	(15,810)	(15,810)

Total stockholders’ equity	217,472	367,631

Total liabilities and stockholders’ equity	$566,079	$896,125

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